Exhibit 3.13

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

6297782 LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of August 9, 2024, is entered into by 15142083 Canada Ltd., a corporation organized under the federal laws of Canada (the “Sole Member”).

W I T N E S S E T H:

WHEREAS, 6297782 LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on June 22, 2023, pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the original limited liability company agreement (the “Original Agreement”) went into effect on June 23, 2023; and

WHEREAS, the Sole Member has authorized and approved an amendment and restatement of the Original Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Original Agreement is hereby amended and restated in its entirety and, intending to be so bound, the Sole Member hereby covenants and agrees as follows:

1. Name. The name of the limited liability company is “6297782 LLC”. All business of the Company shall be conducted under such name.

2. Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.

3. Management.

(a) Establishment and Authority of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 3(b). The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, to exercise any rights and powers granted to the Company under this Agreement, and to exercise all power and authority vested in managers under the, in each case subject only to the terms of this Agreement and the Act.

(b) Board Composition. The number of Managers on the Board shall be three initially and may be increased or decreased from time to time upon the consent of the Sole Member. The initial Managers comprising the Board is set forth on Exhibit A and any changes to the identity or number of Managers shall be set forth on the books and records of the Company.

(c) Removal; Resignation.

(i) Any Manager may be removed with or without cause by the Sole Member.

(ii) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of a Manager, the Sole Member shall have the exclusive right to designate an individual to fill such vacancy and the Company and the Sole Member hereby agrees to take such actions as may be required to ensure the election or appointment of any such designee to fill such vacancy on the Board.

(iii) A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(d) Meetings. Meetings of the Board may be held in any location. Regular meetings of the Board may be held without notice at a time and place as is from time to time determined by the Board. Special meetings of the Board may be called by a majority of the Managers on 24 hours notice to each other Manager, either personally or by mail, email or by facsimile.

(e) Quorum; Manner of Acting. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. Each Manager shall have one vote on all matters submitted to the Board. Except as specifically provided otherwise in this Agreement, with respect to any matter before the Board, the affirmative act of a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be the act of the Board.

(f) Action by Written Consent. Notwithstanding the provisions of Sections 3(d) and 3(e), any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Any such consent shall have the same force and effect as a vote at a meeting of the Board where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

(g) No Personal Liability. Except as otherwise provided in the Act, by applicable law, or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation, or liability of the Company or any of its subsidiaries, whether arising in contract, tort, or otherwise, solely by reason of being a Manager.

4. Units.

(a) The membership interests of the Sole Member shall be represented by issued and outstanding units. The Company shall maintain a schedule of all members, their respective addresses and the amount of units held by such member, and shall update the schedule upon the issuance of additional units. The Company will not issue certificates to evidence ownership of units. A copy of the schedule of members as of the execution of this Agreement is attached hereto as Exhibit B.

(b) The company is hereby authorized to issue up to 100 units designated as common units. As of the date hereof, 1 common unit is issued and outstanding to the Sole Member as set forth in Exhibit B. Exhibit B may be updated from time to time to reflect the issuance of any additional common units.

5. Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is designated by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

6. Principal Place of Business; Registered Office and Agent. The principal place of business of the Company is located at 700 Louisiana St., Houston, Texas 77002, or at such other location as the Board may from time to time deem advisable. The address of the Company’s registered office in the State of Delaware is c/o 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name and address of the Company’s registered agent for service of process in the State of Delaware is Corporation Service Company (CSC), 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. Such registered office and registered agent may be changed by the Board.

7. Fiscal Year. The fiscal year of the Company shall be December 31.

8. Tax Classification. The Company is a domestic entity with a single owner and it is the intent of the Sole Member that the Company elect to be classified as a corporation for U.S. federal income tax purposes as provided in Treas. Reg. § 301.7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment. The Sole Member shall maintain the records of the Company for three years following the termination of the Company. The term “Treas. Reg.” shall mean the final, proposed or temporary income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall include any future amendments or proposed amendments to such regulations and any corresponding provisions of succeeding regulations.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the election by the Sole Member so to dissolve, liquidate and terminate the Company. Notwithstanding anything to the contrary contained herein, or in the Act, the bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of the Sole Member shall not cause the Sole Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. To the fullest extent permitted by law, the occurrence of any event which terminates the continued membership of the Sole Member in the Company, shall not cause the dissolution of the Company.

10. Filings. (a) The Certificate of Formation was filed with the Secretary of State of Delaware on June 22, 2023, by an “authorized person” within the meaning of the Act, and the Board hereby ratifies and approves such filing. The Board shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.

(b) The Board shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(c) The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Board shall cause the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

11. Capital Contributions. The capital contributions of the Sole Member, if any, shall be reflected on the books and records of the Company. The Sole Member shall not be required to make any additional capital contribution to the Company without its consent. The Sole Member may make additional capital contributions to the Company, from time to time, in its sole discretion. As a result of any increase in the aggregate capital contributions of the Sole Member, the Company shall adjust the books and records of the Company to reflect any additional capital contributions of the Sole Member to the Company from time to time as applicable.

12. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Board in its sole discretion.

13. Books and Records. The Board shall cause the Company to maintain all such books, records and other information as the Sole Member may be entitled to under the Act.

14. Limitation on Liability of the Sole Member. The Sole Member shall not be bound by, or be personally liable for, by reason of being a manager or member of the Company, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of the Sole Member shall be limited solely to the amount of its capital contributions.

15. Indemnification. (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member nor any Manager, director, Officer or employee of the Company, and no shareholder, member, director, officer or employee of its affiliates (each, a “Covered Person”) shall be liable to the Company for any act or omission (in relation to the Company or this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, unless such act or omission resulted from fraud, bad faith or willful misconduct by the Covered Person. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of any rights under other laws which may not be waived.

(b) To the fullest extent permitted by applicable law, the Company shall severally indemnify and hold harmless each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs, including its status as a member therein. A Covered Person shall not be entitled to indemnification under this Section 15 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith or willful misconduct, gross negligence, or a violation of applicable securities laws, except that nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of rights under other laws which may not be waived. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Covered Person acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Board, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15.

(c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Covered Person acting under this Agreement shall not be liable to the Company for its good faith reliance on the provisions of this Agreement or the advice of accountants and counsel. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Board to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

16. Governing Law. This Agreement, including its existence, validity, construction and operating effect shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

17. Amendments. This Agreement may only be amended by a writing duly signed by the Sole Member.

18. Restrictions on Transfer.

(a) No membership interest or any instrument exchangeable for or convertible into membership interests of the Company may be Transferred without the prior consent of a majority of the Managers. No Transfer of any membership interest shall be deemed completed until the prospective transferee is admitted as a Member of the Company in accordance with this Agreement.

(b) Any Transfer or attempted Transfer of any membership interest or instrument exchangeable for or convertible into membership interests of the Company in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such membership interest or instrument exchangeable for or convertible into membership interests of the Company for all purposes of this Agreement.

(c) For the avoidance of doubt, any Transfer of a membership interest or instrument exchangeable for or convertible into membership interests of the Company permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such membership interest or instrument exchangeable for or convertible into membership interests in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of less than all of the rights and benefits associated with such membership interest or instrument exchangeable for or convertible into membership interests of the Company, unless otherwise explicitly agreed to by the parties to such Transfer.

(d) For purposes of this Section 18, the term “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any membership interests or instrument exchangeable for or convertible into membership interests of the Company owned by a person or any interest (including a beneficial interest) in any membership interests or instrument exchangeable for or convertible into membership interests of the Company owned by a person.

* * *

IN WITNESS WHEREOF, the Sole Member has duly entered into this Agreement as of the day and year first above written.

15142083 CANADA LTD.

By:	/s/ Richard J. Prior
Name:	Richard J. Prior
Title:	Vice-President

By:	/s/ Jennifer M. Geggie
Name:	Jennifer M. Geggie
Title:	President

EXHIBIT A

MANAGERS

Name	Address
Jennifer M. Geggie	700 Louisiana St., Houston, Texas 77002

Gary Salsman	700 Louisiana St., Houston, Texas 77002

Richard J. Prior	700 Louisiana St., Houston, Texas 77002

EXHIBIT B

SCHEDULE OF MEMBERS

Name	Address	Common Units
15142083 Canada Ltd.	450-1 Street S. W., Calgary,	1
	Alberta, T2P 5H1, Canada